Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” and “Additional Information” in the Prospectuses and “Other Service Providers” and “Financial Statements” in the Statements of Additional Information and to the incorporation by reference and use of our reports dated December 23, 2008 on the financial statements and financial highlights of American Beacon Large Cap Value Fund, American Beacon Small Cap Value Fund, and American Beacon International Equity Fund, as of and for the year ended October 31, 2008 in the Registration Statement (Form N-1A) of the American Beacon Funds, which is filed with the Securities and Exchange Commission in the Post-Effective Amendment No. 75 to the Registration Statement under the Securities Act of 1933 (File No. 33-11387).

/s/ ERNST & YOUNG LLP

Dallas, Texas
August 3, 2009